Exhibit 99.1

News Release

Tutor Perini Joint Venture Prevails in Court Decision Regarding the Central Artery Project

Sylmar, California — (BUSINESS WIRE) — June 6, 2014 — Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced that its Perini-Kiewit-Cashman (PKC) Joint Venture recently prevailed in a court decision in its long-standing dispute with the Massachusetts Department of Transportation (MassDOT) regarding the Central Artery/Tunnel Project in Boston. Tutor Perini is the managing partner in the joint venture with a 56% interest.

The dispute is related to a series of claims for additional contract time and compensation against MassDOT for work performed by PKC on a portion of the Central Artery/Tunnel Project. During construction, MassDOT ordered PKC to perform changes to the work and issued related direct cost changes, excluding time delay and inefficiency costs. A three-member Dispute Resolution Board (DRB) issued several awards and interim decisions in favor of PKC’s claims. MassDOT had sought and was successful in having the DRB’s binding awards vacated under the premise that the DRB exceeded its authority.

The decision this week, issued by Superior Court Justice Thomas P. Billings, affirmed the DRB’s role as the binding arbitrator. In issuing its decision, the court ruled that each of the claims at issue for the Third and Fourth DRB panels are, in fact, subject to the binding dispute resolution process, and the DRB’s awards on these claims are reinstated.

Commenting on the decision, Tutor Perini’s CEO, Ronald N. Tutor, said, “The Joint Venture is extremely pleased with the judge’s decision on the C11 case involving the Central Artery that has been ongoing in excess of 15 years. The Dispute Review Boards’ decisions and awards, including accrued interest to date, exceed $80,000,000 as the amount due currently to our Joint Venture. This still leaves substantial additional non-binding DRB awards to be either adjudicated or resolved between the parties. This decision certainly vindicates our position and the vigor with which we pursued this litigation over all these years.”

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com